Exhibit 99.1

HEARTLAND OIL AND GAS CORP.

FOR IMMEDIATE RELEASE

HEARTLAND MAKES APPLICATION TO LIST ON AMEX

www.heartlandoilandgas.com

VANCOUVER, British Columbia - July 10, 2003 - Heartland Oil and Gas Corp. (OTCBB:HOGC) is pleased to announce that it has made application to list on American Stock Exchange and that it has closed an equity private placement totalling US$2,500,000.

Heartland Oil and Gas Inc. has made application to list on the American Stock Exchange (AMEX).

Heartland Oil and Gas Inc. has now completed a $2.5 million equity financing of which $1.7 million was placed by way of unit private placement at $2.82 per unit. Each unit consisted of one share and one half share purchase warrant exercisable at $3.36. The balance of the equity was issued as part of a conversion of two earlier issued debentures. The additional funds will be used towards the development of the Company's Forest City Basin CBM project, and for general working capital.

Heartland Oil and Gas Inc.'s principal business is the development of approximately 165,000 acres of coal bed methane leases in the Forest City Basin, Kansas.

THIS NEWS RELEASE DOES NOT CONSTITUTE ANY OFFER OF ANY SECURITIES FOR SALE.

For more information contact:

info@heartlandoilandgas.com

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development of Heartland's drilling and completion of its initial pilot program on its Forest City Basin CBM project, the acquisition of additional CBM acreage and Heartland's application to list its shares of common stock for trading on AMEX.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2002 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.